LaBranche Special Meeting of Stockholders — June 15th
Please Vote Your Shares Today!

May 31, 2011

Dear LaBranche Stockholder:

We recently mailed to you proxy material for the special meeting of stockholders detailing the proposed merger with Cowen Group. Your vote is extremely important. According to your broker’s records your shares are still unvoted. Whether or not you plan to attend the Special Meeting, we encourage you to vote your shares promptly so that we can avoid additional costs.

Time is Short! Vote Your Shares!

With the June 15th Special Meeting now only a short time away, please act today to be sure your shares are voted. You can vote by telephone, Internet or mail. For your convenience, a duplicate voting instruction form and pre-paid return envelope are enclosed, along with telephone and Internet voting instructions.

The LaBranche board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of LaBranche and its stockholders. The LaBranche board of directors unanimously recommends that the LaBranche stockholders vote FOR the proposal to approve and adopt the merger agreement and approve the merger.

Stockholders are encouraged to read LaBranche’s definitive proxy materials in their entirety as they provide, among other things, a detailed discussion of the process that led to the proposed merger and the reasons behind the LaBranche board of directors’ unanimous recommendation that stockholders vote FOR the proposal to approve and adopt the merger agreement and approve the merger contemplated thereby and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. LaBranche’s definitive proxy materials can be accessed online on LaBranche’s web site at http://labranche.com/labranche-SEC-filings.

Please Vote Your Shares Today!

Because the proposed merger requires the affirmative vote of the holders of a majority of LaBranche’s outstanding shares of common stock entitled to vote, a failure to vote has the same effect as a vote against the merger. Your vote is needed and valued, regardless of the number of shares you own. In the event that two proxies are received from you, the one bearing the latest date will be counted, as it automatically revokes all prior proxies.

Thank you for voting.

George M.L. LaBranche, IV
Chairman, Chief Executive Officer and President of LaBranche & Co Inc.

If you have questions or need assistance voting your shares, you should contact our proxy solicitor,

Morrow & Co., LLC at 888.681.0976.